Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin
EVP of Finance and
Administration
(603) 880-9500

Robert Fusco
Investor Relations (603) 880-9500

FOR IMMEDIATE RELEASE

Brookstone Q1 Earnings Improve 27.6 percent on strong sales increases

NASHUA, NH, May 19, 2004 – Specialty retailer Brookstone, Inc (Nasdaq: BKST), propelled by strong double-digit same-store sales from customer demand for its innovative products, announced today that earnings for the first quarter improved 27.6 percent over first-quarter results in 2003.

Same-store sales for the 13-week period ended May 1, 2004, soared 20.1 percent, while total sales for the quarter rose 27.1 percent to $77.5 million, compared to $61.0 million for the first quarter of 2003. Direct Marketing sales climbed 16.4 percent to $11.8 million.

For the first quarter, Brookstone narrowed its net loss to $4.6 million, or $0.23 per diluted share, a 27.6 percent improvement over the loss of $6.4 million, or $0.33 per diluted share in the first quarter of 2003.

Because of the seasonal nature of specialty retailing, Brookstone generally carries a loss through the first three quarters and makes its profit in the fourth quarter.

“We are extremely pleased with our strong first-quarter results and believe they reflect the growing customer demand for our high-value, differentiated products,” said Brookstone Chairman, President and Chief Executive Officer Michael Anthony. “We continue to benefit from our unique position in the marketplace as both a product developer and multi-channel retailer, which allows us to operate outside the influence of big-box retailers that sell undifferentiated products and compete largely on price.”

Mr. Anthony continued: “As a result, in the first quarter of 2004 we experienced very strong sales of Brookstone products across a wide variety of categories, as well as increased margins over the first quarter of 2003. We are particularly pleased with our 20.1 percent increase in same-store sales, which we attribute to our strong product selection and the broadening appeal of the Brookstone brand. Additionally, our airport stores turned in an impressive performance in the first quarter by generating same-store sales above the Company average.”

Looking ahead to the second quarter and beyond, Mr. Anthony said, “We expect to turn in another successful Father’s Day and to narrow our second-quarter loss by approximately 50 percent to between $0.04 and $0.06 per diluted share, compared to our loss of $0.12 per diluted share in the second quarter of 2003. For the second quarter, we anticipate same-store sales will be in the high-single digits.”

“For the year, we remain on track to open approximately 20 new stores and remodel 10 to 13 stores, all in our successful and award-winning new store design that we’re rolling out nationally and that continues to generate same-store sales results well above our Company average.”

Mr. Anthony concluded: “Given the strength of our business in the first quarter, our merchandise selection and our full product pipeline, we believe we will generate sales and earnings that will lead our Company to another year of record profitability. For the year, Brookstone reaffirms its recently raised earnings guidance of between $1.07 and $1.10 per diluted share, an improvement of approximately 25 percent over the $0.87 per diluted share the Company earned in 2003.”

Brookstone, Inc. is a specialty retailer that operates 274 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls and airports, the stores feature unique and innovative consumer products. The Company also operates three stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalogs titles — Brookstone, Hard-to-Find Tools and Gardeners Eden — as well as e-commerce web sites at http://www.brookstone.com/ and http://www.gardenerseden.com.

Statements made available on this conference call and web cast which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

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Brookstone, Inc.

Consolidated Statement of Operations

($ in thousands)

	(Unaudited)
	Thirteen Weeks Ended
	May 1, 2004	May 3, 2003
Net sales	$77,451	$60,957
Cost of sales	54,364	46,166

Gross profit	23,087	14,791
Selling, general and administrative expenses	30,240	25,085

Loss from operations	(7,153)	(10,294)
Interest expense, net	236	131

Loss before taxes and other party interests in consolidated entities	(7,389)	(10,425)
Income tax benefit	(2,845)	(4,014)

Loss before other party interests in consolidated entities	(4,544)	(6,411)
Other party interests in consolidated entities, net of tax of $62	100	—

Net loss	$(4,644)	$(6,411)

Net loss per share – basic/diluted	$(0.23)	$(0.33)

Weighted average shares outstanding basic/diluted	20,020	19,213

Brookstone, Inc.

Condensed Consolidated Balance Sheet

($ in thousands)

	Unaudited
	May 1, 2004	May 3, 2003	January 31, 2004
Current Assets:
Cash and cash equivalents	$37,409	$30,329	$69,738
Receivables, net	7,505	6,922	7,476
Merchandise inventories	69,978	59,871	66,876
Deferred income taxes	7,778	8,274	4,799
Other current assets	7,485	6,137	6,217

Total current assets	130,155	111,533	155,106

Deferred income taxes	4,738	5,854	4,738
Property and equipment, net	58,058	39,851	53,970
Intangible assets, net	4,056	4,326	4,123
Other assets	4,237	3,753	2,390

Total assets	$201,244	$165,317	$220,327

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$15,249	$11,345	$15,759
Other current liabilities	27,119	23,031	41,827

Total current liabilities	42,368	34,376	57,586

Other long term liabilities	16,214	13,943	15,676
Long term obligation under capital lease	1,975	2,069	1,941

Commitments and Contingencies

Total shareholders’ equity	140,687	114,929	145,124

Total liabilities and shareholders’ equity	$201,244	$165,317	$220,327

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